Exhibit 99.1

NEWS RELEASE

For Release on May 18, 2015	Contact: Steven D. Lance
4:00 PM (ET)	Vice President of Finance/Chief Financial Officer
slance@gigatronics.com
(925) 302-1056

Giga-tronics Finalizes $10.0 Million Order for High Performance YIG Tuned Filter Products

SAN RAMON, Calif. — May 18, 2015 -- Giga-tronics Incorporated announced today that it has finalized a $10.0 million multi-year production order of high performance YIG filters for a major aerospace company. The Company expects to start shipments for this order in August 2016, and continue shipments through early 2019. On June 2, 2014 the Company announced the associated $6.5 million nonrecurring engineering (NRE) order for the development of this variant of its high performance fast tuning YIG filters. The associated NRE development work has been ongoing since the June 2, 2014 announcement, and is near completion.

John Regazzi, President and CEO of Giga-tronics, said “The initial $6.5 million NRE development project was a great success. Our customer is very pleased with the results to date, and the NRE work greatly contributed to our improved financial results in fiscal 2015”. Steven Lance, CFO of Giga-tronics, also commented “We are excited to have the $10.0 million production order finalized, and look forward to delivering the initial production units next year.”

      Giga-tronics is a publicly held company, traded on the NASDAQ Capital Market under the symbol "GIGA".  Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in defense electronics, aeronautics and wireless telecommunications.

This press release contains forward-looking statements concerning operating results, future orders, sales of new products, long term growth, shipments, and customer acceptance of new products. Actual results may differ significantly due to risks and uncertainties, such as: delays in customer orders for the new Advanced Signal Generation System, receipt or timing of future orders, cancellations or deferrals, our ability to continue as a going concern, our need for additional financing, possible delisting from trading on the NASDAQ Capital Market and moving to the OTCQB marketplace; the volatility in the market price of our common stock; and general market conditions.  For further discussion, see Giga-tronics' most recent annual report on Form 10-K for the fiscal year ended March 29, 2014, Part I, under the heading "Risk Factors" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Results of Operations".

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